Exhibit 99.1

FEDERAL-MOGUL PURCHASES BERU SPARK PLUG BUSINESS CREATING

SIGNIFICANT EXPANSION PLATFORM FOR CHAMPION IGNITION PRODUCTS

SOUTHFIELD, Michigan, July 2, 2012….Federal-Mogul Corporation (NASDAQ: FDML) today announced a definitive agreement to purchase the BERU spark plug business from BorgWarner Inc. The transaction is pending customary closing conditions and consultations, including competition authorities. The purchase includes spark plug manufacturing sites at Chazelles sur Lyon, France and Neuhaus, Germany. The acquired units will add approximately $80 million annualized sales and increase Federal-Mogul’s annual spark plug production capacity to more than 350 million per year. The two locations employ approximately 500 personnel.

“The spark plug is a core technology in automotive powertrains. Spark ignition engines are forecasted to remain the dominant ignition technology for the foreseeable future and we intend to be a leader in this market,” said Rainer Jueckstock, Federal-Mogul OE Division Chief Executive Officer.

“Spark plug innovations are key enablers to engine downsizing, turbocharging and other fuel economy and emissions reduction strategies for today and in the future. Our developments are fundamental to increasing spark energy, improving temperature resistance, enhancing durability and reducing packaging size. We are utilizing precious metal electrode designs and specially formulated ceramic insulators to achieve smaller diameter and higher performance spark plugs to meet demanding market requirements. We believe spark plug innovations to enable greater engine efficiency, combined with strong growth forecasts for the global engine market presents an attractive long-term market opportunity for Federal-Mogul,” he said.

“The newly acquired sites currently manufacture a strong product line of BERU branded spark plugs sold to European original equipment manufacturers and the automotive aftermarket. With our expanded presence, we expect to continue to serve new and existing Federal-Mogul customers with an even stronger portfolio of industry leading spark plugs and ignition products covering one of the widest ranges of engine applications in the business,” he said.

“The increased manufacturing capacity in Europe will place us closer to our customers and positions Federal-Mogul well for further market share growth. With this acquisition the Federal-Mogul ignition business has a diverse customer base, proven global workforce and very capable product development and manufacturing processes in all major regions,” said Jueckstock.

Federal-Mogul will integrate the acquired facilities along with related technical and commercial resources into its global ignition business, which includes the well-known Champion® ignition product line. Champion is a widely recognized Federal-Mogul brand that has operated in the auto industry since 1906. The Champion brand portfolio includes spark plugs for combustion engines including small garden equipment, motorsports, automotive, commercial vehicles and industrial machinery. Federal-Mogul today operates six manufacturing sites and three technical centers within its ignition product line at facilities in the US, China, India and Mexico. It sells spark plugs and other ignition products to several leading global automotive manufacturers and to aftermarket distributors and retail outlets in more than 90 countries.

Federal-Mogul’s ignition business has continued to grow in original equipment, industrial and aftermarket segments, especially in the last five years, as the company has introduced new spark plug designs featuring platinum and iridium electrodes, high-energy insulators and smaller diameter plug bodies. For commercial and industrial engines, Federal-Mogul has introduced a line of specially designed spark plugs capable of burning a wide variety of alternative fuels. The company has also introduced an innovative Advanced Corona Ignition System (ACIS) that is expected to help automakers improve fuel economy and reduce emissions by enabling combustion of previously unattainable levels of lean and highly-diluted fuel mixtures. ACIS is a future specialized ignition technology for highly-loaded engines and will be positioned along with conventional and premium spark plugs as part of Federal-Mogul’s core portfolio of engine technologies serving the global powertrain market.

“We look forward to integrating the newly acquired product lines and manufacturing systems and to present our expanded portfolio of products and capabilities to customers. The global spark plug market will remain a key driver for long-term Federal-Mogul profitable growth,” said Jueckstock.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technology and innovation to improve fuel economy, reduce emissions and enhance vehicle safety. The company serves the world’s foremost original equipment manufacturers of automotive, light, medium-, heavy-duty, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation equipment; as well as providing well-known brands in the global aftermarket. Federal-Mogul’s world-class global engineering, lean manufacturing and distribution network deliver best-in-class quality products and services at competitive cost. The company’s sustainable global profitable growth strategy creates value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, United States and employs 45,000 people in 34 countries. The company’s website is www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

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CONTACTS:

Jim Burke (248) 354-4530 for media questions

Jim.Burke@federalmogul.com

David Pouliot (248) 354-7967 for investor questions

David.Pouliot@federalmogul.com